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Exhibit 5.1

May 4, 2001

The Board of Directors
Ness Energy International, Inc.
4201 East Interstate 20
Willow Park, Texas 76087

Gentlemen:

     We refer to the Registration Statement filed on form SB-2 with the Securities and Exchange Commission (the "Commission") on July 13, 2000 and to the pre-effective amendment to be filed by Ness Energy International, Inc, in response to certain comments issued by the Commission on August 25, 2000, under the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 22,500,000 Shares of the Common Stock of the Company, no par value, (the "Shares") to be issued.

     As special counsel to the Company, we have examined the laws of the State of Washington, corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings have been taken to authorize the issuance of the shares and that the shares being registered pursuant to the Registration Statement, when issued, will be fully authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as amended. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration statement under the provisions of the Act.

Cordially,


Daniels, McGowan & Associates